EXECUTION COPY






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                          AGREEMENT AND PLAN OF MERGER

                          dated as of December 15, 1998

                                     between

                            LAKEVIEW FINANCIAL CORP.

                                       and

                               DIME BANCORP, INC.









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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                    RECITALS



                                    ARTICLE I

                       Certain Definitions; Interpretation


1.01     Certain Definitions...................................................2
1.02     Interpretation........................................................8



                                   ARTICLE II

                                   The Merger


2.01     The Merger............................................................8
         (a)  Structure and Effects of the Merger..............................8
         (b)  Certificate of Incorporation.....................................8
         (c)  By-Laws..........................................................9
         (d)  Directors........................................................9
         (e)  Officers.........................................................9
2.02     Reservation of Right to Revise Structure..............................9
2.03     Effective Time........................................................9
2.04     Integration...........................................................9




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                                   ARTICLE III

                                  Consideration

3.01     Consideration........................................................10
3.02     Rights as Shareholders; Stock Transfers..............................12
3.03     Fractional Shares....................................................12
3.04     Exchange Procedures..................................................13
3.05     Anti-Dilution Adjustments............................................14
3.06     Company Stock Options.  P............................................14


                                   ARTICLE IV

                           Actions Pending the Merger

4.01     Forbearances of the Company..........................................15
4.02     Forbearances of the Acquiror.........................................18


                                    ARTICLE V
                         Representations and Warranties

5.01     Disclosure Schedules.................................................19
5.02     Standard.............................................................19
5.03     Representations and Warranties of the Company........................19
5.04     Representations and Warranties of the Acquiror.......................31


                                   ARTICLE VI

                                    Covenants

6.01     Reasonable Best Efforts.  ...........................................35
6.02     Shareholder Approvals................................................35



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6.04     Press Releases.......................................................36
6.05     Access; Information..................................................37
6.06     Acquisition Proposals................................................37
6.07     Affiliate Agreements.................................................38
6.08     Takeover Laws........................................................38
6.09     No Rights Triggered..................................................38
6.10     NYSE Listing.........................................................38
6.11     Regulatory Applications..............................................39
6.12     Indemnification......................................................39
6.13     Accountants' Letters.................................................40
6.14     Notification of Certain Matters......................................41
6.15     Advisory Board.......................................................41
6.16     Employee Benefits....................................................41
6.17     Certain Accounting Policies of the Company...........................42
6.18     Special Dividend.....................................................42


                                   ARTICLE VII

                    Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the .................42
7.02     Conditions to Obligation of the Company..............................43
7.03     Conditions to Obligation of the Acquiror.............................44


                                  ARTICLE VIII

                                   Termination

8.01     Termination..........................................................45
8.02     Effect of Termination and Abandonment................................46
8.03     Termination Fee......................................................46





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                                   ARTICLE IX

                                  Miscellaneous



9.01     Survival.............................................................47
9.02     Waiver; Amendment....................................................47
9.03     Counterparts.........................................................47
9.04     Governing Law........................................................47
9.05     Expenses.............................................................47
9.06     Notices..............................................................47
9.07     Entire Understanding; No Third Party Beneficiaries...................49



EXHIBIT A     Form of Stock Option Agreement

EXHIBIT B     Form of Shareholder Agreement

EXHIBIT C     List of Persons to Execute Compensation-Related Agreements

EXHIBIT D     Form of Subsidiary Combination Agreement

EXHIBIT E     Form of Affiliate Letter




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         AGREEMENT AND PLAN OF MERGER, dated as of December 15, 1998 (this
"Agreement"), by and among LAKEVIEW FINANCIAL CORP. (the "Company") and DIME BANCORP, INC. (the "Acquiror").

                                    RECITALS

         A. The Company. The Company is a New Jersey corporation, having its principal place of business in West Paterson, New Jersey.

         B . The Acquiror. The Acquiror is a Delaware corporation, having its principal place of business in New York, New York.

         C. Stock Option Agreement. As a condition and inducement to the Acquiror's willingness to enter into this Agreement, following the execution and delivery of this Agreement, the Company shall enter into a Stock Option Agreement with the Acquiror, in substantially the form of Exhibit A, pursuant to which the Company shall grant to the Acquiror an option to purchase, under certain circumstances, shares of Company Common Stock.

         D. Shareholder Agreements. As a further condition and inducement to the willingness of the Acquiror to enter into this Agreement, shareholders of the Company who are also directors or executive officers of the Company holding the power to vote in the aggregate approximately 30% of the outstanding shares of the Company Common Stock have agreed to enter into agreements with the Acquiror, in the form of Exhibit B hereto, under which each shareholder will agree to vote in favor of this Agreement.

         E. Compensation-Related Agreements. Certain employees and directors of the Company identified on Exhibit C have agreed to execute agreements related to certain compensation matters.

         F. Intention of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         G. Board Action. The respective Boards of Directors of each of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                       CERTAIN DEFINITIONS; INTERPRETATION

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

          "Acquiror" has the meaning assigned in the preamble to this Agreement.

          "Acquiror Certificate" means the Amended and Restated Certificate of Incorporation of the Acquiror.

          "Acquiror Common Stock" means the common stock, par value $0.01 per share, of the Acquiror.

          "Acquiror Preferred Stock" means the preferred stock, par value $1.00 per share, of the Acquiror.

          "Acquiror Rights" means the rights to purchase Acquiror Stock outstanding from time to time pursuant to the Acquiror Rights Agreement.

          "Acquiror Rights Agreement" means the Stockholders Protection Rights Agreement, dated as of October 20, 1995, between the Acquiror and the First National Bank of Boston, as Rights Agent.

          "Acquiror Stock" means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

          "Acquiror's SEC Documents" has the meaning assigned in Section
     5.04(g).

          "Acquisition Proposal" has the meaning assigned in Section 6.06.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Cash Election Shares" has the meaning assigned in Section 3.01(b).

          "Closing Date" has the meaning assigned in Section 2.03.

          "Code" has the meaning assigned in Recital F.

          "Company" has the meaning assigned in the preamble to this Agreement.


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          "Company Affiliate" has the meaning assigned in Section 6.07.

          "Company Board" means the Board of Directors of the Company.

          "Company By-Laws" means the Amended and Restated By-laws of the Company.

          "Company Certificate" means the Amended and Restated Certificate of Incorporation of the Company.

          "Company Common Stock" means the common stock, par value $2.00 per share, of the Company.

          "Company Meeting" has the meaning assigned in Section 6.02.

          "Company Reports" has the meaning assigned in Section 5.03(i).

          "Company Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

          "Company Stock Plans" means the Management Stock Bonus Plan and Trust Agreement and 1993 Stock Option Plan.

          "Company's SEC Documents" has the meaning assigned in Section 5.03(g).

          "Compensation Plans" has, with respect to any person, the meaning assigned in Section 5.03(m).

          "Consideration" has the meaning assigned in Section 3.01(a).

          "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

          "Converted Cash Election Shares" has the meaning assigned in Section 3.01(c).

          "Converted Stock Election Shares" has the meaning assigned in Section 3.01(c).

          "Costs" has the meaning assigned in Section 6.12(a).

          "DGCL" means the General Corporation Law of the State of Delaware.



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          "Disclosure Schedule" has the meaning assigned in Section 5.01.

          "DOL" means the United States Department of Labor.

          "Effective Date" means the date on which the Effective Time occurs.

          "Effective Time" means the date and time at which the Merger becomes effective.

          "Election" has the meaning assigned in Section 3.01(b).

          "Election Deadline" has the meaning assigned in Section 3.04(a).

          "Election Form" has the meaning assigned in Section 3.01(b).

          "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(m).

          "ERISA Affiliate Plan" has the meaning assigned in Section 5.03(m).

          "ESOP" has the meaning assigned in Section 6.16.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning assigned in Section 3.01(b).

          "Exchange Fund" has the meaning assigned in Section 3.04(b).

          "Exchange Ratio" has the meaning assigned in Section 3.01(a).

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Fee" has the meaning assigned in Section 8.03.


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          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "Hazardous Substance" means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law;
     (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

          "Indemnified Party" has the meaning assigned in Section 6.12(a).

          "Indemnified Person" has the meaning assigned in Section 5.03(m).

          "Insurance Amount" has the meaning assigned in Section 6.12(b).

          "Insurance Policies" has the meaning assigned in Section 5.03(s).

          "IRS" means the United States Internal Revenue Service.

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Loans" means loans, leases, extensions of credit, commitments to extend credit and other assets.

          "Mailing Date" has the meaning assigned in Section 3.04(a).

          "Material Adverse Effect" means, with respect to the Acquiror or the Company, any effect that (1) is both material and adverse to the financial position, results of operations or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates, except to the extent that the effect of such change is materially more severe for the Acquiror or the Company than for depositary institutions in general and (B) payments associated with the Merger as contemplated by this Agreement; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

          "Merger" has the meaning assigned in Section 2.01.


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          "Multiemployer Plan" means, with respect to any person, a
     multiemployer plan within the meaning of Section 3(37) of ERISA.

          "New Certificates" has the meaning assigned in Section 3.04(b).

          "NJBCA" means the New Jersey Business Corporation Act.

          "NJBD" means the New Jersey Department of Banking and Insurance.

          "NYSE" means the New York Stock Exchange, Inc.

          "No-Election Shares" has the meaning assigned in Section 3.01(b).

          "Old Certificates" has the meaning assigned in Section 3.04(a).

          "OTS" means the Office of Thrift Supervision.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" has, with respect to any person, the meaning assigned in Section 5.03(m).

          "Per Share Cash Consideration" has the meaning assigned in Section 3.01(a).

          "Per Share Stock Consideration" has the meaning assigned in Section 3.01(a).

          "person" means any individual, bank, savings bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Schedule.

          "Proxy Statement" has the meaning assigned in Section 6.03.

          "Registration Statement" has the meaning assigned in Section 6.03.

          "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or


                                       -6-



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     acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Special Dividend" has the meaning assigned in Section 6.18.

          "Stock Election Shares" has the meaning assigned in Section 3.01(b).

          "Stock Number" has the meaning assigned in Section 3.01(a).

          "Stock-Selected No-Election Shares" has the meaning assigned in
     Section 3.01(c).

          "Subsidiary" and "Significant Subsidiary" have the meanings assigned to them in Rule 1-02 of Regulation S-X of the SEC.

          "Subsidiary Combination" has the meaning assigned in Section 2.04.

          "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Company Board, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and
     (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Merger for the Company and its shareholders and other relevant constituencies.

          "Surviving Corporation" has the meaning assigned in Section 2.01.

          "Takeover Laws" has the meaning assigned in Section 5.03(e).

          "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or


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     additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "Tax Returns" has the meaning assigned in Section 5.03(p).

          "TRA" has the meaning assigned in Section 5.03(m).

          "Treasury Stock" has the meaning assigned in Section 5.03(b).

         1.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute and undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. References to "knowledge" of a person means knowledge after reasonable diligence in the circumstances. References herein to "transaction contemplated by this Agreement" shall be deemed to include a reference to the Subsidiary Combination and the transactions contemplated by the Stock Option Agreement.

                                   ARTICLE II

                                   THE MERGER

         2.01 The Merger. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

          (a) Structure and Effects of the Merger. The Company shall merge with and into the Acquiror, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Acquiror shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Acquiror with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL and NJBCA.

          (b) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Acquiror as in effect


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



     immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the DGCL.

          (c) By-Laws. The by-laws of the Surviving Corporation shall be the by-laws of the Acquiror as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the certificate of incorporation referred to in section 2.01(b).

          (d) Directors. The directors of the Surviving Corporation shall be the directors of the Acquiror immediately prior to the Effective Time, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

          (e) Officers. The officers of the Surviving Corporation shall be the officers of the Acquiror immediately prior to the Effective Time.

         2.02 Reservation of Right to Revise Structure. At the Acquiror's election, the Merger may alternatively be structured so that (i) the Company is merged with and into or any other direct or indirect wholly owned subsidiary of the Acquiror or (ii) any direct or indirect wholly owned subsidiary of the Acquiror is merged with and into the Company; provided, however, that no such change shall (a) alter or change the amount or kind of the Consideration or the treatment of the holders of Company Stock Options, (b) prevent the parties from obtaining the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and Sullivan & Cromwell referred to in Sections 7.02(d) and 7.03(d), respectively, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         2.03 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL and, in the office of the Secretary of State of the State of New Jersey, of a certificate of merger in accordance with Section 14A: 10-4.1 of the NJBCA, or at such later date and time as may be set forth in such certificates. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on the date that is the fifth full NYSE trading day (the "Closing Date") to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or (2) on such date as the parties may agree in writing.

         2.04 Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of The Dime Savings Bank of New York, FSB, with that of Lakeview Savings Bank, pursuant to a merger agreement substantially in the form attached hereto as Exhibit D. The


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Company agrees to cooperate with the Acquiror and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by the Acquiror to effect the Subsidiary Combination. The Company also agrees to cooperate with the Acquiror and to take all reasonable restructuring steps for regulatory purposes, as may be requested by the Acquiror to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.


                                   ARTICLE III

                                  CONSIDERATION

         3.01 Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

          (1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of the Company and shares held directly or indirectly by Acquiror, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 3.01(b) and (c), the other provisions of this Section 3.01 and possible adjustment as set forth in
     Section 3.05, either:

               (A) 0.9 (the "Exchange Ratio") of a share of Acquiror Common Stock (the "Per Share Stock Consideration"), or

               (B) $24.26 in cash (such sum, the "Per Share Cash Consideration" and together with the Per Share Stock Consideration, the "Consideration");

     provided, that the aggregate number of shares of Acquiror Common Stock that shall be issued in the Merger (the "Stock Number") shall equal as nearly as practicable the product of (a) sixty-five percent (65%), (b) the Exchange Ratio, and (c) the number of shares of Company Common Stock outstanding as of the Effective Time.

          (2) Each share of the Company Common Stock that, immediately prior to the Effective Time, is held as treasury stock of the Company or held directly or indirectly by Acquiror, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

         (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of Company Common Stock will be entitled (1) to elect to receive Acquiror Common Stock for all or some of the shares of Company Common Stock ("Stock Election


                                      -10-



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Shares") held by such record holder, (2) to elect to receive cash for all or some of the shares of Company Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes no such election for all or some of the shares of Company Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by Acquiror and reasonably acceptable to Company (an "Election Form"). Any shares of Company Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") shall be a bank or trust company selected by Acquiror and reasonably acceptable to the Company.

         (c) Not later than the 15th day after the Election Deadline, Acquiror shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

          (A) Number of Stock Elections Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

               (i) all Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

               (ii) the Exchange Agent shall allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be Stock-Selected No-Election Shares,

               (iii) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall allocate pro rata from among the Cash Election Shares a sufficient number of Cash Election Shares such that the sum of such number and the number of Stock Election Shares and Stock-Selected No-Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Cash Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and


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               (iv) the No-Election Shares and Cash Election Shares that are not
          Stock-Selected No-Election Shares or Converted Cash Election Shares
          (as the case may be) shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

          (B) Number of Stock Elections Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then

               (i) all Cash Election Shares and No-Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

               (ii) the Exchange Agent shall allocate pro rata among the Stock Election Shares a sufficient number of Cash Election Shares ("Converted Stock Election Shares") such that the remainder of (x) Stock Election Shares less (y) the Converted Stock Election Shares shall equal as closely as practicable the Stock Number, and all Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

               (iii) the Stock Election Shares that are not Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

          (C) Exclusion from Allocations in Sections 3.01(c)(A) and (B). For the avoidance of doubt, cash paid by the Company for options as set forth in
     Section 3.06 of this Agreement, at the election of the Company no later than five days prior to the Closing Date, shall not be utilized in determining any allocation as set forth in Sections 3.01(c)(A) and (B) of this Agreement.

         3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

         3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Acquiror shall pay to each holder of Company Common Stock who otherwise would be entitled to a fractional share of Acquiror Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Acquiror Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five consecutive NYSE full trading days immediately preceding the Effective Date.

         3.04 Exchange Procedures.

          (a) Not later than the 30th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), Acquiror shall mail an Election Form and a letter of transmittal to each holder of record of Company Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the 20th day after the Mailing Date (the "Election Deadline") and accompanied by the certificates representing all the shares of Company Common Stock ("Old Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Acquiror shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Acquiror (or of the Exchange Agent) shall be conclusive and binding. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and Acquiror shall also make all computations contemplated by Section 3.01 hereof, and, after consultation with the Company, all such computations shall be conclusive and binding on the former holders of Company Common Stock absent manifest error. Shares of Company Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of Company Common Stock. Once an Election is made it may not be revoked.

          (b) At or prior to the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of Acquiror Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be issued as Consideration.

          (c) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery (if not previously delivered) to the Exchange Agent of

     Old Certificates representing such shares of Company Common Stock (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder; provided that New Certificates and/or any such check shall not be issued to any Company Affiliate unless and until such Company Affiliate has delivered an agreement pursuant to Section 6.07. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

          (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) No dividends or other distributions on Acquiror Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Acquiror Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this
     Article III, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be returned to the Acquiror. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Acquiror for payment of the shares of Acquiror Common Stock, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Adjustments. Should the Acquiror change (or establish a record date for changing) the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Date by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06 Company Stock Options. Prior to the Effective Time, the Company shall take all action necessary to cause each Company Stock Option, whether vested or unvested, exercisable or unexercisable, without any action on the part of the holder to be converted into the right to receive an amount in cash equal to the product of
(1) (A) the excess of $24.26 over (B) the exercise price per share subject to such Company Stock Option and (2) the number of Shares subject to such Company Stock Option payable to the holder of such Company Stock Option at any time during the period commencing on the date hereof and ending immediately prior to the Effective Time; provided, that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.


                                   ARTICLE IV

                           ACTIONS PENDING THE MERGER

         4.01 Forbearances of the Company. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course (provided, however, that the Company shall terminate the use of its trading account) or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights with respect to Company Common Stock,
     (2) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust relating to such shares.

          (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on Company Common Stock in an amount not to exceed $0.0625 per share paid with record and payment dates consistent with past practice and (2) dividends from wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company, as applicable (in each case, except pursuant to Section 6.18, consistent with past practice), on or in respect of, or declare or make any distribution on any shares of its capital stock split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, or (3) to satisfy Previously Disclosed Contracts existing on the date hereof (as such Contracts are modified, as applicable, pursuant to the agreements entered into pursuant to Recital E hereof).

          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) to satisfy Previously Disclosed Contracts existing on the date hereof.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

          (g) Acquisitions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, neither the Company nor any of its Subsidiaries will acquire any assets, properties or deposits of another person in any one transaction or a series of related transactions.

          (h) Governing Documents. Amend the Company Certificate, the Company By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by the Company's independent auditors.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

          (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to the Company and its Subsidiaries, taken as a whole.

          (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (3) cancel, release, assign or modify any material amount of indebtedness of any other Person.

          (n) Loans. Make any loan or advance (1) other than in the ordinary course of business consistent with lending policies as in effect on the date hereof or (2) without prior consultation with Acquiror, other than residential mortgage loans, in excess of $200,000; provided that in the case of clause (1) the Company or any of its Subsidiaries may make any such loan in the event (A) the Company or any of its Subsidiaries has delivered to Acquiror or its designated representative a notice of its intention to make such loan and such additional information as Acquiror or its designated representative may reasonably require and (B) Acquiror or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to Acquiror of the applicable notice of intention.

          (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (p) Tax Elections. Make any election with respect to Taxes.

          (q) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (o) without first obtaining the Acquiror's consent.

         4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Acquiror and its Subsidiaries other than in the ordinary and usual course; provided that this Section 4.02(a) shall in no way affect the ability of the Acquiror or its Subsidiaries to engage in any business, asset or deposit acquisition or disposition, or merger, consolidation or other business combination transaction.

          (b) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (c) Governing Documents. Amend the Acquiror Certificate or the by-laws of the Acquiror in a manner that would be materially adverse to the holders of the Acquiror Common Stock.

          (d) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (c) without first obtaining the Company's consent.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or
(2) as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV.

         5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (1) is not Previously Disclosed and (2) individually or taken together with all other facts, events or circumstances that should have been Previously Disclosed with respect to any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

         5.03 Representations and Warranties of the Company. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the
Acquiror:

          (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of New Jersey, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, of which 4,818,478 shares are outstanding as of the date hereof. As of the date hereof, 1,623,026 shares of Company Common Stock are held in treasury by the Company (collectively, "Treasury Stock"). The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof and the exercise price of such Company Stock Options are Previously Disclosed.

          (c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities (other than to it or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

          (2) The Company has Previously Disclosed a list of all equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind owned beneficially, directly or indirectly by it and the Company has provided to the Acquiror all material information or agreements pertaining to such interest.

          (3) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Lakeview Savings Bank has the requisite power and authority to execute, deliver and perform its obligations as set forth in the Form of Subsidiary Combination Agreement attached hereto as Exhibit D and to consummate the transactions contemplated thereby.

          (e) Corporate Authority and Action. (1) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the Merger. This

     Agreement and the Stock Option Agreement each is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby each is exempt from, the requirements of (A) any applicable "moratorium," "control share," "fair price," or other antitakeover laws and regulation of any state (collectively, "Takeover Laws"), including Section 14A-10A of the NJBCA and
     (B) Articles XIV and XV of the Company Certificate.

          (3) The Company has received the opinion of Sandler O'Neill & Partners, L.P. & Company ("Sandler O'Neill"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of the Company is fair to the shareholders of the Company from a financial point of view.

          (f) Regulatory Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing of applications and notices, as applicable, with the OTS, the NJBD and the FDIC with respect to the Merger and the Subsidiary Combination and (C) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

          (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate or the Company By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

          (g) SEC Documents; Financial Statements. (1) The Company's Annual Reports on Form 10-K for the fiscal years ended July 31, 1996, 1997 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to July 31, 1998 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (2) Since July 31, 1998, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (3) Since July 31, 1998, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

          (h) Litigation. Except as disclosed in the Company's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Compliance with Laws. The Company and each of its Subsidiaries:

               (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened;

               (3) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do grounds for any of the foregoing exist), or
          (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

               (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

               (5) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

               (6) since December 31, 1995, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental authority (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

          (j) Material Contracts; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party, including the following categories:

               (1) any Contract that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) which provides for fees or other payments in excess of $150,000 per annum or in excess of $250,000 for the remaining term of the Contract;

               (2) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

               (3) any Contract restricting the conduct of business by the Company or any of its Subsidiaries;

               (4) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder of any of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

               (5) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants; and

               (6) any Contract involving the purchase or sale of assets with a book value greater than $250,000 entered into since July 31, 1998.

     Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) IMC. The Company's Disclosure Schedule sets forth all material facts known to the Company pertaining to the Company's investment in the stock of and line of credit to Industry Mortgage Company.

          (l) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

          (m) Employee Benefit Plans. (1) The Company's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the Company's "Compensation Plans"). Neither the Company Board nor any executive officers of the Company or any of its Subsidiaries has taken or initiated any formal action to create any additional material Compensation Plan or to modify, change or terminate any existing Compensation Plan in any material respect.

          (2) With respect to each Compensation Plan, if applicable, the Company has provided or made available to the Acquiror, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement;
     (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) documentation relating to loans made to the Company's employee stock ownership plan and schedules supporting all allocations made under such plan and compliance under Sections 404 and 415 of the Code. Each Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Compensation Plan.


          (3) Each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Neither the Company, any of its Subsidiaries nor any other person for whom indemnification by the Company or any of its Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Part 4 of Title I of ERISA with respect to any Compensation Plan. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and, except as Previously Disclosed, the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to the Company's knowledge, subject the Company or any of its Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company's Compensation Plans.

          (4) No liability under Title IV of ERISA (other than premiums to the PBGC) has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of the Company, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation Plan.

          (5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in the Company's SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring, or which can reasonably be expected to result in, the imposition of any lien on the assets of the Company or any of its Subsidiaries with respect to, any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or
     Section 412(n) of the Code or pursuant to ERISA.

          (6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan. Under each of the Pension Plans, to the Company's knowledge, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since July 31, 1997.

          (7) No Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of the Company or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan,
     (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay under any Compensation Plan. The Company and its Subsidiaries may amend or terminate any Compensation Plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

          (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any

     Compensation Plan or otherwise from the Company or any of its Subsidiaries,
     (B) increase any benefits otherwise payable under any Compensation Plan, or
     (C) result in any acceleration of the time of payment, funding or vesting of any such benefit.


          (9) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are or would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. None of the Company, the Surviving Corporation or any of their respective Subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (10) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to, at or following the Effective
     Time), none of the Acquiror, the Company the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (11) The only persons receiving or entitled to receive benefits under the Lakeview Savings Bank's Supplemental Retirement Plan for Senior Officers (the "SERP") are Messrs. Kevin J. Coogan, Kevin M. McCloskey and Anthony A. Gallo. Each of such persons has waived the receipt of any benefits under the SERP prior to the date hereof and no benefits will be payable to any person under the SERP.


          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Environmental Matters. To the Company's knowledge: (1) the Company and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (2) no property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance except as Previously Disclosed; (3) neither the Company nor any of its Subsidiaries would reasonably be expected to be ruled to be the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien; (4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) the Company, is not aware of any circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that would reasonably be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has delivered to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien.

          (p) Tax Matters. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Sub-sidiaries are complete and accurate; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company's knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries have been paid in full; (6) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries; (7) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (10) the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (11) the Company and its Subsidiaries have withheld and paid all Taxes that they are required to withhold from compensation income of their employees.

          (q) Risk Management. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (r) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

          (s) Insurance. The Company's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (t) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Company to Sandler O'Neill in an amount and on terms Previously Disclosed.

          (u) Year 2000 Compliance. The Company and its Subsidiaries have taken all reasonable steps necessary to address the software, accounting and recordkeeping issues raised in order for the data processing systems used in the business conducted by the Company and its Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999.

          (v) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

         5.04 Representations and Warranties of the Acquiror. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Acquiror hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Acquiror Stock. (1) As of the date hereof, the authorized capital stock of the Acquiror consists solely of 350,000,000 shares of Acquiror Common Stock, of which 111,883,481 shares were outstanding as of November 30, 1998, and 40,000,000 shares of Acquiror Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, other than the Acquiror Rights and except as Previously Disclosed, there are no shares of Acquiror Stock authorized and reserved for issuance, the Acquiror does not have any Rights issued or outstanding with respect to Acquiror Stock, and the Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights, except pursuant to this Agreement. The number of shares of Acquiror Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Acquiror Common Stock, and the number and terms of any Rights, as of November 30, 1998, are Previously Disclosed in the Acquiror's Disclosure Schedule.

          (2) The shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (c) Subsidiaries. Each of the Acquiror's Significant Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.


          (d) Corporate Power. The Acquiror and each of its Significant Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and The Dime Savings Bank of New York, FSB has the requisite power and authority to execute, deliver and perform its obligations as set forth in the Form of Subsidiary Combination Agreement attached hereto as Exhibit D and to consummate the transactions contemplated thereby.

          (e) Corporate Authority. The Acquiror has the requisite corporate power and authority, and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and to consummate the Merger. This Agreement and the Stock Option Agreement each is a valid and legally binding agreement of the Acquiror enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the OTS, the NJBD and the FDIC with respect to the Merger and the Subsidiary Combination; (B) approval of the listing on the NYSE of the Acquiror Common Stock to be issued in the Merger (and related Acquiror Rights); (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Acquiror Common Stock in the Merger. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

          (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) SEC Documents; Financial Statements. (1) The Acquiror's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Acquiror subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Acquiror's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Acquiror and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Acquiror and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (2) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Acquiror.

          (3) Since December 31, 1997, the Acquiror has carried on its business in the ordinary course consistent with past practice except for actions that are permitted pursuant to the proviso of Section 4.02(a).

          (h) Litigation. Except as disclosed in the Acquiror's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Acquiror or any of its Subsidiaries and, to the Acquiror's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Compliance with Laws. The Acquiror and each of its Subsidiaries:

          (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

          (3) has received, since December 31, 1997 no notification or communication from any Governmental Authority (A) asserting that the Acquiror or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Acquiror's knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); and

          (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

          (j) No Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Acquiror to Credit Suisse First Boston.

          (k) Disclosure. The information Previously Disclosed or otherwise provided to the Company in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Company hereunder are true and complete.


                                   ARTICLE VI

                                    COVENANTS

         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 Shareholder Approvals. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Certificate and the Company By-Laws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby, and to solicit shareholder approval and adoption (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Company Board is recommending and, unless the Company Board, after having consulted with and considered the written advice of outside counsel to the Company Board, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with New Jersey law, the Company Board will continue to recommend that the Company's shareholders approve this Agreement and take any other action required to permit consummation of the transactions contemplated hereby.

         6.03 Registration Statement. (a) The Acquiror agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by the Acquiror with the SEC in connection with the issuance of Acquiror Common Stock (and related Acquiror Rights) in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and, provided that the Company and its Subsidiaries have cooperated as required above, the Acquiror agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Company and the Acquiror agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Acquiror also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Acquiror all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) The Acquiror agrees to advise the Company, promptly after the Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 Press Releases. Each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company, is required by law or regulation and as to which the Company has used its best efforts to discuss with the Acquiror in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or any of its representatives that was not permitted by this Agreement).

         6.05 Access; Information. (a) Each of the Company and the Acquiror agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
6.05 unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

         (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided that, if the Company is not otherwise in violation of this
Section 6.06, the Company Board may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if (a) the Company Board, after having consulted with and considered the written advice of outside counsel to the Company Board, has determined in good faith that the provision of such information or the engaging in such negotiations or discussion is required in order to discharge properly the directors' fiduciary duties in accordance with New Jersey law and (b) the Company has received from such person a confidentiality agreement in substantially the same form as entered into by Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the Company's knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company agrees to use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Company and the Acquiror on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit E.

         6.08 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Company Certificate or the Company By-Laws or (b) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by the mandatory provisions under its stock option plans, as applicable).

         6.10 NYSE Listing. The Acquiror agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued to the holders of Company Common Stock in the Merger.

         6.11 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

         (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidia-ries to any third party or Governmental Authority.

         6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, the Acquiror shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law, the Company Certificate and the Company By-Laws as in effect on the date hereof (and Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

         (b) For a period of three years from the Effective Time, Acquiror shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its

Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this
Section 6.12(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under Sec-tion 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.12(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.12.

         6.13 Accountants' Letters. Each of the Company and the Acquiror shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, letters of KPMG Peat Marwick LLP, independent auditors, dated (1) the date on which the Registration Statement shall become effective and (2) a date shortly prior to the Effective Date, and addressed to such other party, and such direc-tors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72. The Acquiror agrees to bear the expense of the letter referred to in clause (2) above.

         6.14 Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 Advisory Board. The Acquiror agrees to establish, and to maintain for a period of one year following the Effective Date, an advisory board for New Jersey on which each person who was a director of the Company immediately prior to the Effective Time shall be invited to serve. Each person serving on such advisory board shall be eligible to receive a fee of $20,000 per annum.

         6.16 Employee Benefits. Acquiror agrees that the employees of the Company and its Subsidiaries who are employed by Acquiror or any of its Subsidiaries after the Effective Date will be provided for at least one year after the Effective Date with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Acquiror to similarly situated employees of Acquiror and its Subsidiaries. Acquiror will cause each employee benefit plan of Acquiror and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the service of such employees with the Company and its Subsidiaries as if such service were with Acquiror and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company and its Subsidiaries. Employees of the Company and its Subsidiaries shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of the Company or its Subsidiaries in which they are eligible to participate. Employees of the Company and its Subsidiaries will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to sick leave and vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with the Acquiror and its Subsidiaries.

         The Company and its Subsidiaries will comply with applicable law and the terms of the relevant Compensation Plan with respect to the voting of any Company Common Stock held by any such Plan. The Company's Employee Stock Ownership Plan (the "ESOP") may be terminated as of the Effective Date in accordance with the terms of the ESOP (but not before such date); provided, however, that no distributions may be made to participants in connection with such termination except as directed by Acquiror. The Company will adopt amendments to the ESOP as are reasonably requested by Acquiror in connection with the termination. Contributions to the ESOP and to any profit sharing, defined benefit plan or other pension plan maintained by the Company or any of its Subsidiaries will only be made after the date of this Agreement to the extent approved in writing in advance by Acquiror.

         6.17 Certain Accounting Policies of the Company. Upon the request of the Acquiror, the Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date, and (2) in no event until the day prior to the Closing Date.

         6.18 Special Dividend. Unless otherwise requested by the Acquiror, immediately prior to the Effective Date, the Company shall cause Lakeview Savings Bank, to pay in cash the maximum dividend (the "Special Dividend") permitted to be paid to the Company under applicable law and regulation.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Acquiror and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law, the Company Articles and the Company By-laws.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger and the Subsidiary Combination, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that the Acquiror would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

          (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Blue Sky Approvals. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been received and be in full force and effect.

          (g) Listing. The shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date

     (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior officer of Acquiror to such effect.

          (b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

          (c) Opinion of Counsel. The Company shall have received an opinion, dated the Effective Date, of Sullivan & Cromwell, counsel to the Acquiror, to the effect that the shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

          (d) Tax Opinion of Company's Counsel. The Company shall have received an opinion of Malizia, Spidi, Sloane & Fisch, P.C., counsel to the Company, to the effect that (1) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of the Company to the extent they receive shares of Acquiror Common Stock as Consideration in exchange for shares of Company Common Stock.

          (e) Accountants' Letters. The Company shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, the Acquiror's independent auditors.

         7.03 Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this

     Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Payment of Special Dividend. Unless Acquiror otherwise requests, Lakeview Savings Bank shall have paid the Special Dividend.

          (d) Tax Opinion of the Acquiror's Counsel. The Acquiror shall have received an opinion of Sullivan & Cromwell, counsel to the Acquiror, dated the Effective Date, to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

          (e) Accountants' Letters. The Acquiror and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, the Company's independent auditors.


                                  ARTICLE VIII

                                   TERMINATION

         8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party.

          (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 1999, except to the extent that the failure of the Merger then to be consum-mated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Approval. By the Company or the Acquiror, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (2) any shareholder approval required by Section 6.02 herein is not obtained at the Company Meeting.

          (e) Failure to Recommend, Etc. By the Acquiror, if (1) prior to the effectiveness of the Registration Statement, the Company Board shall not have recommended adoption and approval of this Agreement to the Company's shareholders, (2) at any time prior to the receipt of the approval of the Company's shareholders contemplated by Section 7.01(a), the Company Board shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror (whether in accordance with Section 6.02 or otherwise) or (3) the Company Board participates in (or authorizes participation in) negotiations regarding the substantive terms of an Acquisition Proposal).

          (f) Acceptance of Superior Proposal. By the Company, if, without breaching Section 6.06, the Company shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Company Board, after consulting with and considering the written advice of the Company's outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Company unless it delivers to the Acquiror (1) written notice of the Company's intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 8.03.

          (g) Stock Option Agreement, Shareholder Agreements and Compensation-Related Agreements. By the Acquiror, if (1) the Stock Option Agreement shall not have been executed and delivered by the Company by the close of business on the day following the date of execution of this Agreement; (2) shareholders of the Company holding the power to vote in the aggregate approximately 30% of the outstanding shares of Company Common Stock, shall have not executed and delivered Shareholder Agreements in the form of Exhibit B hereto by the close of business on the second day following the date of execution of this Agreement; or (3) the employees identified on Exhibit C shall not have executed compensation-related agreements as Previously Disclosed by the Company and the Acquiror by the close of business on the second day following the date of execution of this Agreement.

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         8.03 Termination Fee. If (1) the Acquiror terminates this Agreement pursuant to Section 8.01(b) (at a time when the Company could not also do so pursuant to Section 8.01(b)) or Section 8.01(e) or (2) the Company terminates this Agreement pursuant to Section 8.01(f), then, within five business days of a termination pursuant to Section 8.01(e) and simultaneously with a termination pursuant to Section 8.01(f), the Company shall pay the Acquiror by wire transfer in immediately available funds a fee of $400,000 (the "Fee").


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (1) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (2) other than those contained in Sections 6.12, 6.15 and in this Article IX, shall survive the Effective Time.

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or
(b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         9.05 Expenses. Subject to Sections 8.03 and 6.13, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and SEC registration fees shall be shared equally between the Company and the Acquiror.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

         If to the Company, to:

              Kevin J. Coogan
              President and Chief Executive Officer
              Lakeview Financial Corp.
              989 McBride Avenue
              West Paterson, NJ  07424
              Facsimile:  (973) 890-1846


         With a copy to:

              Samuel J. Malizia, Esq.
              Malizia, Spidi, Sloane & Fisch, P.C.
              One Franklin Square
              1301 K Street, N.W.
              Suite 700 East
              Washington, D.C. 20005
              Facsimile:  (202) 434-4661


         If to the Acquiror, to:

              Chief Financial Officer
              Dime Bancorp, Inc.
              589 Fifth Avenue
              3rd Floor
              New York, New York 10017
              Facsimile:  (212) 326-6194

         With a copies to:

              General Counsel
              Dime Bancorp, Inc.
              589 Fifth Avenue
              3rd Floor
              New York, New York 10017
              Facsimile:  (212) 326-6110


              Mitchell S. Eitel, Esq.
              Sullivan & Cromwell
              125 Broad Street
              New York, New York 10004
              Facsimile:  (212) 558-3588.

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Stock Option Agreement and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.



                                *      *      *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           LAKEVIEW FINANCIAL CORP.



                                           By: /s/ Kevin J. Coogan
                                              ----------------------------------
                                              Name: Kevin J. Coogan
                                              Title: President and Chief
                                                     Executive Officer

                                           DIME BANCORP, INC.



                                           By: /s/ Lawrence J. Toal
                                              ----------------------------------
                                              Name: Lawrence J. Toal
                                              Title: President and Chief
                                                     Executive Officer













                                       E-1